Exhibit 5.1

[Letterhead of Hogan & Hartson L.L.P.]

November 20, 2000

EOP Operating Limited Partnership
2 North Riverside Plaza
Suite 2100
Chicago, IL 60606

Ladies and Gentlemen:

      We are acting as counsel to EOP Operating Limited Partnership, a Delaware limited partnership (the “Partnership”), in connection with its registration statement on Form S-3, as amended (SEC File No. 333-43530) (the “Registration Statement”), relating to the public offering of $400,000,000 aggregate principal amount of the Partnership’s 7 3/8% Notes due 2003 and $600,000,000 aggregate principal amount of the Partnership’s 7 3/4% Notes due 2007 (collectively, the “Notes”), as described in a Prospectus dated August 31, 2000 (the “Prospectus”), and a Prospectus Supplement dated November 15, 2000 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

      For purposes of this opinion letter, we have examined copies of the following documents:

1.	Executed copy of the Registration Statement.

2.	The Prospectus and the Prospectus Supplement.

3.	The Certificate of Limited Partnership of the Partnership, as amended, as certified by the Office of the Secretary of State of the State of Delaware on November 16, 2000, and as certified by the Secretary of Equity Office Properties Trust, a Maryland real estate investment trust and general partner of the Partnership

EOP Operating Limited Partnership
November 20, 2000

(the “Trust”), on the date hereof as being complete, accurate and in effect.

4.	The Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 19, 2000, as amended, as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

5.	Certain resolutions of (a) the Board of Trustees of the Trust (the “Board”) adopted at meetings held on July 19, 2000 and November 1, 2000 and (b) the Pricing Committee of the Board adopted on November 15, 2000, authorizing, among other things, the offer, issuance and sale of the Notes and arrangements in connection therewith, in each case as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

6.	Executed copy of the Underwriting Agreement dated November 15, 2000, by and between the Partnership and Morgan Stanley & Co. Incorporated, as representative of the several underwriters listed on Schedule A thereto (the “Underwriting Agreement”).

7.	Executed copy of the Indenture dated as of August 29, 2000 (the “Indenture”) by and between the Partnership and U.S. Bank Trust National Association, as trustee (the “Trustee”).

      In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

      This opinion letter is based as to matters of law solely on applicable provisions of (i) the Delaware Revised Uniform Limited Partnership Act, as amended, and (ii) New York contract law (but not including any laws, statutes, ordinances, administrative decisions, rules, or regulations of any political subdivision of the State of New York), and we express no opinion as to any other laws, statutes, ordinances, rules or regulations (such as federal or state securities or

EOP Operating Limited Partnership
November 20, 2000

“blue sky” laws). As used herein, the term “Delaware Revised Uniform Limited Partnership Act, as amended” meaning the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

      Based upon, subject to and limited by the foregoing, we are of the opinion that, assuming due authentication of the Notes by the Trustee and the due execution and delivery of the Notes on behalf of the Partnership against payment of the consideration for the Notes specified in the Underwriting Agreement, the Notes constitute valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Notes are considered in a proceeding at law or in equity).

      The opinion as to enforceability expressed above shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth above, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

      To the extent that the obligations of the Partnership under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

      We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been

EOP Operating Limited Partnership
November 20, 2000

prepared for your use in connection with the filing by the Partnership of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement.

      We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.